Exbibit 10.48

Execution Version

SIDE LETTER

From:	BNP PARIBAS S.A (as Facility Agent on behalf of the Creditor Parties)

To:	EXPLORER III NEW BUILD, LLC (as Borrower)

with a copy to:

SEVEN SEAS CRUISES S. DE R.L.

(as Member and as Shareholder)

NCL CORPORATION LTD.

(as Guarantor)

9 November 2023

Dear Sirs

Facility Agreement originally dated 19 December 2018 (as amended, as amended and restated and as supplemented from time to time, the "Facility Agreement") and made between, amongst others, (i) Explorer III New Build, LLC as borrower (the "Borrower"), (ii) the banks and financial institutions listed in Schedule 1 therein as lenders (the "Lenders"), (iii) BNP Paribas Fortis S.A./N.V., Crédit Agricole Corporate and Investment Bank, HSBC Bank PLC, Cassa Depositi e Prestiti S.P.A. and Société Générale as mandated lead arrangers (the "Mandated Lead Arrangers"), (iv) BNP Paribas Fortis S.A. as facility agent (the "Facility Agent") (v) Crédit Agricole Corporate and Investment Bank as SACE agent (the "SACE Agent") and (vi) HSBC Corporate Trustee Company (UK) Limited as security trustee (the "Security Trustee") in relation to a loan facility of up to $560,310,095.41.

Background
1.1	We refer to:
(a)	the Facility Agreement;
(b)	an amendment agreement dated 24 October 2023 and made between, amongst others, (i) the Borrower, (ii) Seven Seas Cruises S. de R.L. as member and as shareholder (the "Member" and "Shareholder"), (iii) the Lenders (iv) the Facility Agent, (v) the SACE Agent and (vi) the Security Trustee (the "Amendment Agreement") pursuant to which the parties thereto agreed to amend the Facility Agreement on the terms set out therein in connection with the redomiciliation of, inter alia, the Borrower, the Member as charterer and the Shareholder; and
(c)	the delivery of the Ship (the "Grandeur Delivery"), which is scheduled to take place on 14 November 2023 (the "Delivery Date").
1.2	In connection with the redomiciliation of the Borrower from its current jurisdiction of Delaware into Bermuda, as set out in the Amendment Agreement, the Facility Agent and the Lenders will need to carry out additional "know your customer" or other similar checks in respect of, inter alia, the Borrower post-redomiciliation.
1.3	Due to the upcoming Grandeur Delivery, the Facility Agent and certain Lenders may not have completed their "know your customer" or other similar checks on the Borrower by the Delivery Date if the redomiciliation of the Borrower completes before the Delivery Date.

Execution Version

1.4	As a consequence of paragraph 1.3 above, the Parties hereby agree to defer the redomiciliation of the Borrower until after the Delivery Date in accordance with paragraph 3.1 below.
1.5	Terms defined in the Facility Agreement (including as amended by the Amendment Agreement) and the Amendment Agreement shall, unless otherwise defined in this letter, have the same respective meanings when used in this letter.
2	Effectiveness of the amendments under the Amendment Agreement at the date hereof
2.1	As a consequence of the events set out in paragraph 1 above, and upon the satisfaction of the conditions precedent set out in schedule 2 (Conditions Precedent) of the Amendment Agreement to the extent that they relate to the Member/Shareholder only (the "Member/Shareholder Effective Date") and therefore excluding the conditions precedent in schedule 2 (Conditions Precedent) of the Amendment Agreement to the extent that they relate to the Borrower, the Parties hereby agree that:
(a)	the amendments set out in clause 4.1 (Specific amendments to the Facility Agreement) of the Amendment Agreement, to the extent that they relate to the Member/Shareholder, shall take effect on the Member/Shareholder Effective Date, upon which an Effective Date certificate shall be issued by the Facility Agent in a form similar to the one set out in schedule 4 (Form of Effective Date Certificate) of the Amendment Agreement;
(b)	the satisfaction of the conditions precedent set out in schedule 2 (Conditions Precedent) of the Amendment Agreement which relate to the Borrower (the "Borrower Redomiciliation CPs") will be deferred until after the Delivery Date and upon completion of the redomiciliation of the Borrower;
(c)	notwithstanding paragraph (a) and as a consequence of the deferral of the Borrower Redomiciliation CPs, the amendments set out in clause 4.1 (Specific amendments to the Facility Agreement) of the Amendment Agreement, to the extent that they relate to the Borrower, shall not take effect on the Member/Shareholder Effective Date but shall take effect after the Delivery Date, upon satisfaction of the Borrower Redomiciliation CPs (as these will be amended and/or supplemented by a separate agreement in accordance with paragraph 3.2 below); and
(d)	for the avoidance of doubt, clause 4.1(i) of the Amendment Agreement shall take effect on the Member/Shareholder Effective Date in accordance with the terms and conditions thereof as supplemented by this side letter.
3	Effectiveness of the amendments under the Amendment Agreement after the Delivery Date
3.1	As soon as practicable after the Delivery Date, the Borrower shall be redomiciled into Bermuda.
3.2	The satisfaction of the Borrower Redomiciliation CPs, the effectiveness of the amendments set out in paragraph 2.1(c) above, and any associated and further requirements of the Creditor Parties shall be documented in another agreement to be executed by the parties to the Amendment Agreement as soon as practicable after the date of this letter.
4	Miscellaneous
4.1	This letter is a Finance Document for the purposes of the Facility Agreement and references in any of the Finance Documents to the Facility Agreement shall be references to the Facility Agreement as amended by this letter and shall also be deemed to include this letter.

Execution Version

4.2	This letter may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
5	Governing law and jurisdiction
5.1	This letter, and all obligations (whether contractual or non-contractual) arising out of it, shall be governed by, and construed in accordance with English law.
5.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").
5.3	The Borrower accepts that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly will not argue to the contrary.

Please confirm your acknowledgement of the above by signing the enclosed copy of this letter.

Yours faithfully

/s/ Georges Curey

/s/ Veronique De Buc

______________________________

for and on behalf of

BNP PARIBAS S.A.

As Facility Agent (on behalf of the Creditor Parties)

We confirm our acceptance and agreement of the above on 9 November 2023:

/s/ Daniel S. Farkas

______________________

For and on behalf of

EXPLORER III NEW BUILD, LLC

(as Borrower)